EXHIBIT 10.01

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Agreement is dated as of September 9, 1998 by and between Michael Fine (the "Employee") and J. BAKER, INC., a Massachusetts corporation together with any subsidiaries of the Company (the "Company").

         WHEREAS, the Employee and the Company desire to set forth in writing the terms and conditions of the Employee's employment agreement with the Company from the date hereof;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:


         1. Employment. Under and subject to the terms and conditions set forth herein, the Company hereby agrees to employ the Employee during the Term (as defined in Section 6 hereof) as its Executive Vice President and President of its JBI Footwear division (the "Division") and/or in such other senior executive management position(s) with the Company, or any parent or subsidiary of the Company, as the Board of Directors of the Company (the "Board") may determine from time to time, and the Employee hereby accepts such employment.


         2. Duties. The Employee agrees, during the Term and any extension of the Term, faithfully to perform for the Company, such duties as may be assigned to him from time to time by the Company. The Employee further agrees to devote his entire business time, attention and energies exclusively to such employment and to conform to the rules, regulations, instructions, personnel practices and policies of the Company and its subsidiaries, as existing and amended from time to time. The Employee may be required to relocate his principal residence only to an area in which the Company or a subsidiary of the Company has or determines to have significant operations.


         3.       Compensation.

         (a) Base Salary. The Company shall pay the Employee during the Term an annual base salary of not less than $400,000, payable no less often than monthly, in equal installments.

         (b) Cash Incentive Compensation. In addition to his annual base salary as determined pursuant to Section 3(a), during the Term, the Employee shall also be paid such amounts, if any, to which the Employee is entitled, as an officer of the Company, under the Company's Cash Incentive Plan (the "Incentive Plan"), as from time to time such Incentive Plan may be amended, participating with a "target" level of incentive compensation of forty percent (40%) of base salary.


         4.       Other Benefits.

                  (a) Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to management generally and in any event shall be entitled to receive benefits at least substantially comparable to those provided pursuant to the present practices of the Company and its subsidiaries.

                  (b) Paid Vacations. The Employee shall be entitled to an annual paid vacation of four (4) weeks in each calendar year, to be taken at such time or times as the Employee and the Company shall mutually agree, provided, however, that no more than two weeks shall be taken during any three month period unless otherwise agreed upon by the Company's Chief Executive Officer.


         5. Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other business expenses incurred or paid by the Employee in performing his duties under this Agreement upon presentation by the Employee of expense statements or vouchers and such other supporting information as the Company may from time to time request, provided, however, that the amount available for such expenses may be fixed in advance by the Board after consultation with the Employee. The Company shall also pay or reimburse the reasonable relocation expenses of the Employee (consistent with the present policies of the Company) in connection with a relocation of the Employee's principal residence outside of the greater Boston area required by the Company pursuant to Section 2 hereof.


         6. Effective Date and Term. This Agreement shall become effective as of the date hereof and the Employee's employment under this Agreement shall commence on such date and, unless sooner terminated as provided herein or extended, shall continue for a term (the "Term") ending on September 9, 2000. The Employee and the Company have obligations hereunder extending past the Term.


         7.       Non-competition.

                  (a) During the Employee's employment under this Agreement or otherwise and for a period of eighteen months after the date of termination of such employment (the "Termination Date"), the Employee will not, without the express written consent of the Company, anywhere in the United States or any territory or possession thereof or in any foreign country in which the Company was active as of the Termination Date: (i) compete with the Company or any other entity directly or indirectly controlled by the Company (each an "Affiliate"), in the Company's Business (as defined in Section 7(c) hereof); or (ii) otherwise interfere with, disrupt or attempt to interfere with or disrupt the relationship between the Company or an Affiliate and any person or business that was a customer, supplier, lessor, licensor, manufacturer, contractor, designer or employee of the Company or such Affiliate on the Termination Date or within eighteen months prior to the Termination Date.

                  (b) The term "compete" as used in this Section 7 means directly or indirectly, or by association with any entity or business, either as a proprietor, partner, employee, agent, consultant, director, officer, shareholder (provided that the Employee may make passive investments in competitive enterprises the shares of which are listed on a national securities exchange if the Employee at no time owns directly or indirectly more than 2% of the outstanding equity ownership of such enterprise) or in any other capacity or manner (i) to solicit, hire, purchase from, sell to, rent from, or otherwise conduct business related to the Company's Business with any party that is a customer or supplier of the Company or an Affiliate or (ii) operate any retail store or licensed footwear department ("Licensed Department") which sells products related to the Company's Business (as defined in Section 7(c) hereof).

                  (c) The term "Company's Business" as used in this Section 7 means the operation of or employment in either of the following retail businesses, as a principal business unit, either alone or in combination: (i) the merchandising, sourcing, production, marketing, distribution or sale of footwear for any or all of Footstar, Inc.,; Wal-Mart, or Payless ShoeSource, Inc.; or (ii) retail stores offering casual clothing for "Big and Tall" men. The term shall also include any additional specialty retail businesses which the Company may acquire subsequent to the date hereof and which are operated as principal business units of the Company on the Termination Date.

                  (d) The term "supplier" as used in this Section 7 shall mean any party or affiliate of a party from which, on the Termination Date or within eighteen months prior to the Termination Date, the Company or an Affiliate purchased products sold by the Company or an Affiliate or was in contact or actively planning to contact in connection with the purchase of products sold by the Company or an Affiliate on or before the Termination Date or which the Company or an Affiliate was contemplating the sale of at some time after the Termination Date.

                  (e) The term "customer" as used in this Section 7 shall mean any party or affiliate of a party, that on the Termination Date or within eighteen months prior to the Termination Date, was a wholesale vendee or prospective wholesale vendee of the Company or an Affiliate or in connection with whose business the Company or an Affiliate operated a Licensed Department, a retail store for the sale of casual clothing for "Big and Tall" men, work related clothing and uniforms for medical and laboratory purposes or any other specialty retail business which the Company operated as a principal business unit on the Termination Date, had contacted in connection with the potential operation of such businesses within two years prior to the Termination Date or which the Company or an Affiliate was actively planning to contact in connection with the potential operation of any such businesses on the Termination Date.


         8. Confidential Information. The Employee will never use for his own advantage or disclose any proprietary or confidential information relating to the business operations or properties of the Company, any Affiliate or any of their respective customers, suppliers, landlords, licensors or licensees. Upon termination of the Employee's employment, the Employee will surrender and deliver to the Company all documents and information of every kind relating to or connected with the Company and Affiliates and their respective businesses, customers, suppliers, landlords, licensors and licensees.


         9.       Termination.

                  (a) Death. In any event of the death of the Employee during the Term, his employment shall terminate and the Company shall pay to the Employee's surviving spouse, or to the Employee's estate if their is no surviving spouse, (i) the Employee's base salary for one year from the date of death, and (ii) amounts under the Incentive Plan, if any, payable with respect to the fiscal year in which his death occurs which otherwise would have been paid to the Employee on the basis of the results for such fiscal year, prorated to the date of his death. Upon the death of the Employee, the rights of the Employee's surviving spouse or estate hereunder, as the case may be, shall be limited solely to the benefits set forth in this Section 9(a).

                  (b) Disability. In the event that the Employee shall become disabled (as hereinafter defined) during the Term, the Company shall have the right to terminate the Employee's employment upon written notice, provided, however, that in such event the Company shall (i) continue to pay the Employee's base salary for one year from the date such termination occurs, and (ii) pay to the Employee amounts under the Incentive Plan, if any, which otherwise would have been paid to the Employee on the basis of the results for the fiscal year in which such termination occurs, prorated to the date of such termination. For purposes of this Agreement, the Employee shall be considered disabled on the date when any physical or mental illness or other incapacity shall, in the judgment of a majority of the members of the Board, after consulting with or being advised by one or more physicians (it being understood that one of such physicians may be the Employee's physician but that the Board shall not be bound by his views), have prevented the performance in a manner reasonably satisfactory to the Company of the Employee's duties under this Agreement for a period of six consecutive months.

                  (c) For Cause. "Cause" shall mean the occurrence of one or more of the following: (i) Optionee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion,
(ii) Optionee engages in a fraudulent act to the material damage or prejudice of the Company or any subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by Optionee involving malfeasance or negligence in the performance of Optionee's duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, which has not been corrected by Optionee within 30 days after written notice from the Company of any such act or omission, (iv) failure by Optionee to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Optionee within 30 days after written notice from the Company of such failure, or (v) material breach by Optionee of his non-competition agreement with the Company, if any, as determined by the Board in good faith in its sole discretion. In such event all obligations of the Company hereunder shall thereupon terminate, including the obligation to pay any amounts under the Incentive Plan with respect to the fiscal year in which such termination occurs, but the Employee shall be entitled to receive any accrued salary and other amounts under the Incentive Plan accrued with respect to any prior fiscal years.

                  (d) Without Cause. During the Term hereof and prior to any Change of Control of the Company, the Company may terminate this Agreement at any time without cause. In such event, and subject to the provisions of subparagraph (e) hereof with respect to the sale or liquidation of the Division, the Company shall pay to the Employee, in accordance with the Company's regular pay intervals for its senior executives, an amount equal to the greater of (i) the amount of Base Salary the Employee would have received through the last day of the Term or (ii) one (1) year of Base Salary.

                  (e) Change of Control/Change of Management. (i) In the event the Employee's employment with the Company is terminated (A) by the Company or
(B) by the Employee for "good reason" within three (3) years after a Change in Control of the Company occurring during the Term hereof (regardless of whether such Employee's termination occurs after the expiration of the Term), or (ii) in the event the Employee's employment is terminated (C) by the Company (except if such termination is for "Cause" as defined in subparagraph 9(c) hereof) or (D) by the Employee for "good reason" within three (3) years after the employment of Mr. Weinstein with the Company has terminated during the Term hereof for any reason including, without limitation, dismissal, resignation, retirement, death or termination for any other reason, then, in such event, the Company shall pay to the Employee an amount, in cash, (the "Severance Payment") equal to the greater of (i) the amount of Base Salary the Employee would have received through the last day of the Term or (ii) one (1) year of Base Salary.

         In the event the Company determines, during the Term hereof, to either sell the Division in its entirety as a going concern, or to discontinue operation of the Division and to liquidate the Division's licenses, inventory and fixed assets, then, upon the occurrence of such sale or discontinuance, the Company shall exercise all reasonable efforts to offer the Employee an executive position of comparable responsibility within the Company. If the Company is unable to offer the Employee such a position, the Company shall pay to the Employee an amount equal to the greater of (i) the amount of Base Salary the Employee would have received through the last day of the Term plus one (1) year of additional salary or (ii) two (2) years Base Salary payable in accordance with the regular pay intervals for senior executives of the Company; provided, however, that any such salary in excess of the greater of the amount of Base Salary payable through the last day of the Term or one (1) year shall be offset by any salary or other compensation earned by the Employee from other employment; it being understood that the Employee shall use reasonable efforts to find new employment suitable to his training and performance.

         A termination for "good reason" shall be deemed to have occurred, and the Employee shall be entitled to the benefits set forth in this paragraph 9, if the Employee voluntarily terminates his employment after the occurrence of any of the following events, if either the circumstances set forth in paragraphs
(e)(i) or (e)(ii) has occurred: (i) the assignment to the Employee of any duties inconsistent with the highest position (including status, offices, titles and reporting requirements), authority, duties or responsibilities attained by the Employee during the period of his employment by the Company; (ii) a relocation of the Employee outside the metropolitan Boston area; or (iii) a decrease in the Employee's compensation (including base salary, bonus or fringe benefits). For purposes hereof, "Change of Control of the Company" shall have the meaning set forth in the Company's 1994 Equity Incentive Plan, as approved by the Stockholders of the Company on June 7, 1994 (and without regard to any subsequent amendments thereto).

         For purposes of this Agreement "Base Salary" shall mean the Employee's Base Salary as set forth in subparagraph 3(a) of this Agreement, as such Base Salary may be increased from time to time. If any of the termination events set forth in this subparagraph (e) shall occur during the Term hereof or other applicable time periods, the provisions of paragraph 7 hereof shall be null and void and have no further force or effect.

                  (f) In the event the Employee's employment is terminated as described in Paragraph 9(e)(i) above, the Severance Payment shall be made to the Employee in a single lump sum cash payment. In the event the Employee's employment is terminated as described in Paragraph 9(e)(ii) above, the Severance Payment shall be made to the Employee in accordance with the Company's regular pay intervals for its senior executives beginning immediately following the Employee's termination of employment with the Company.

                  (g) Severance Payment Limitation Upon Change of Control. If all or part of the Severance Payment payable to the Employee pursuant to subparagraph 9(e) hereof, when added to other payments payable to the Employee as a result of a Change of Control, constitute Parachute Payments, the following limitation shall apply. If the Parachute Payments, net of the sum of the Excise Tax, Federal income and employment taxes and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, are greater than the Threshold Amount, the Employee shall be entitled to the full Severance Payment payable under subparagraph 9(e) of this Agreement. If the Threshold Amount is greater than the Parachute Payments, net of the sum of the Excise Tax, Federal income and employment taxes and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, then the Severance Payment payable under subparagraph 9(e) of this Agreement shall be reduced to the extent necessary so that the maximum Parachute Payments shall not exceed the Threshold Amount. The Company shall select a firm of independent certified public accountants to determine which of the foregoing alternative provisions shall apply. For purposes of determining the amount of the Federal income and employment taxes, and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Severance Payments under subparagraph 9(e) of this Agreement are payable and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Employee's residence for the calendar year in which the Severance Payments under Subparagraph 9(e) of this Agreement are payable, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

         For purposes of this Agreement:

         "Parachute Payments" shall mean any payment or provision by the Company of any amount or benefit to and for the benefit of the Employee, whether paid or payable or provided or to be provided under the terms of this Agreement or otherwise, that would be considered "parachute payments" within the meaning of
Section 280G(B)(2)(A) of the Internal Revenue Code and the regulations promulgated thereunder.

         "Threshold Amount" shall mean three times the Employee's "base amount" within the meaning of Section 280(G)(b)(3) of the Internal Revenue Code and the regulations promulgated thereunder, less one dollar.

         "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Internal Revenue Code.


         10. Approval of Board. The Company represents that this Agreement has been duly approved by the Board and is in all respects valid and binding upon the Company.


         11. Key Person Insurance. The Employee agrees to take such actions as may be reasonably required to permit the Company to maintain key person life insurance on the Employee's life in such amounts and for such periods of time, if any, as the Company deems appropriate, with all benefits being payable to the Company. Upon payment by the Employee of the cash surrender value, if any, of any such policy and any paid but unearned premiums for such policy, the Company will assign such policy to the Employee upon termination (other than because of the Employee's death) of the Employee's employment with the Company, provided, however, that, in the event the Employee's employment is terminated by reason of the disability of the Employee and the death of the Employee may reasonably be expected within one year after such termination as a result of such disability, the Company shall not be required to assign any such policy.


         12. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given and received when actually delivered, one business day after dispatch by telegraphic means, two business days after dispatch by recognized overnight delivery service, or five days after mailing by certified or registered mail with proper postage affixed, return receipt requested and addressed as follows (or to such other address as a party entitled to receive notice hereunder may have designated by notice pursuant to this Section 12):

a)                         If to the Company:

                           J. Baker, Inc.
                           555 Turnpike Street
                           Canton, Massachusetts 02021
                           Attention: President

                           b)       If to the Employee:

                           Michael Fine
                           =====================


         13. Severability. If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby. Further, if any provision or application hereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefor in order to carry out so far as may be valid or enforceable the intent and purposes of the invalid and unenforceable provision.


         14. Applicable Law. This Agreement shall be interpreted and construed in accordance with, and shall be governed by, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.


         15. Assignment. Neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that in the event that the Company sells all or substantially all of its assets the Company may assign its rights and transfer its obligations hereunder to the purchaser of such assets. A merger of the Company with or into another corporation shall be deemed not to be an assignment of this Agreement, and, in any such event, this Agreement shall inure to the benefit of and be binding upon the surviving corporation and the Employee. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, heirs, administrators, executors, personal representatives and assigns.


         16. Headings. This section and paragraph headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


         17. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 or 8 of this Agreement is likely to result in irreparable injury to the Company, that damages at law will be inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of said Sections and to seek both temporary and permanent injunctive relief therefor without the necessity of proving actual damages.


         18. Waiver of Breach. Any waiver by either the Company or the Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


         19. Amendment of Agreement. This Agreement may be altered, amended or modified, in whole or in part, only by a writing signed by both the Employee and the Company.


         20. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements with respect to such subject matter between the parties including, without limitation, that certain offer letter dated September 8, 1998 from the Company to Michael Fine, as executed by the parties.

         Intending to be legally bound, the Company and the Employee have signed this Agreement as if under seal as of the date set forth at the head of the first page.

                                         J. BAKER, INC.


                                         /s/ Alan I. Weinstein
                                         Alan I. Weinstein
                                         President


                                         /s/Michael Fine
                                         Michael Fine